                                Exhibit 5.1

April 7, 2021

Infrastructure and Energy Alternatives, Inc.
6325 Digital Way, Suite 460
Indianapolis, Indiana 46278

Ladies and Gentlemen:

We have acted as counsel for Infrastructure and Energy Alternatives, Inc., a Delaware corporation (the “Company”), with respect to the preparation of a Registration Statement on Form S-3 (the “Registration Statement”) filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Securities Act”), on or about the date hereof in connection with the offer and sale by the selling stockholders named in the Registration Statement (the “Selling Stockholders”) of an aggregate of 25,493,021 shares of Common Stock, par value $0.0001 per share (the “Common Stock”), of the Company, consisting of

(i) 2,026,650 shares of issued and outstanding Common Stock held by certain Selling Stockholders (the “Issued and Outstanding Common Stock”);
(ii) up to 1,631,471 shares of Common Stock issuable upon conversion of shares of Series A Preferred Stock, par value $0.0001 per share (the “Series A Preferred Stock”), held by certain Selling Stockholders (the “Series A Preferred Stock Conversion Shares”);

(iii) 7,672,067 shares of Common Stock issuable upon exercise of outstanding warrants to purchase Common Stock held by certain Selling Stockholders (the “Warrants,” and the shares of Common Stock issuable upon exercise of the Warrants, the “Warrant Shares”); and

(iv) up to 14,162,833 shares of Common Stock issuable upon conversion of shares of Series B Preferred Stock, par value $0.0001 per share (the “Series B Preferred Stock” and together with the Series A Preferred Stock, the “Preferred Stock”), held by certain Selling Stockholders (the “Series B Preferred Stock Conversion Shares” and together with the Series A Preferred Stock Conversion Shares, the “Preferred Stock Conversion Shares”).

We have also participated in the preparation of a Prospectus (the “Prospectus”) relating to the Preferred Stock Conversion Shares and Warrants Shares, which is contained in the Registration Statement to which this opinion is an exhibit.

In connection with the opinions hereinafter expressed, we have examined, among other things: (i) the Amended and Restated Certificate of Incorporation of the Company, the Certificates of Designations of the Preferred Stock (the “Certificates of Designations”), and the agreements governing the Warrants (the “Warrant Agreements”), (ii) the Amended and Restated Bylaws of the Company, (iii) the Registration Statement and the Prospectus, (iv) originals, or copies certified or otherwise identified, of the records and minute books of the Company, as furnished to us by the Company, (v) originals, or copies certified or otherwise identified, of certificates of public officials and of representatives of the Company, and (vi) such other documents and questions of law as we have deemed necessary or appropriate for purposes of this opinion. As to matters of fact relevant to the opinions expressed herein, and as to factual matters arising in connection with our examination of corporate documents, records and other documents and writings, we relied upon certificates and other communications of corporate officers of the Company, without further investigation as to the facts set forth therein.

In connection with the opinions hereinafter expressed, we have assumed that: (i) the Registration Statement and any amendments thereto (including post-effective amendments) will have become effective and will have complied with all applicable laws, and no stop order suspending its effectiveness will have been issued and remains in effect; (ii) one or more prospectus supplements, if required, will have been prepared and filed with the Commission; (iii) all Common Stock will be issued and sold in compliance with applicable federal and state securities laws and in the manner stated in the Registration Statement and any applicable prospectus supplement to the Prospectus, if any; (iv) any Preferred Stock Conversion Shares and Warrant Shares will have been issued in accordance with the corporate and organizational documents of the Company; (v) the issuance of the Preferred Stock Conversion Shares and Warrant Shares will not, in each case, violate the organizational documents of the Company then in effect or any law, regulation, government or court-imposed order, restriction, agreement or instrument then binding on the Company; (vi) upon the issuance by the Company of the Preferred Stock Conversion Shares upon conversion of the Preferred Stock and Warrant Shares upon the exercise of the Warrants, as applicable, the total number of shares of Common Stock issued and outstanding will not exceed the total number of shares thereof that the Company is then authorized to issue under its organizational documents; (vii) the certificates for the Common Stock, when issued, will conform to the specimens thereof examined by us; and (viii) each document submitted to us for review is accurate and complete and the information therein is true and correct, each such document that is an original is authentic, each such document that is a copy conforms to an authentic original and all signatures on each such document are genuine.

Based upon and subject to the foregoing, we are of the opinion that (a) the Issued and Outstanding Common Stock have been duly authorized and are validly issued, fully paid and non-assessable, (b) the Preferred Stock Conversion Shares have been duly authorized, and when issued upon conversion of the Preferred Stock in accordance with their respective Certificates of Designations, will be validly issued, fully paid and non-assessable, and (c) the Warrant Shares have been duly authorized, and when issued upon exercise of the Warrants in accordance with the terms of the Warrants, will be validly issued, fully paid, and non-assessable.

This opinion is limited in all respects to the General Corporation Law of the State of Delaware and the federal laws of the United States of America. We express no opinion as to any other law or any matter other than as expressly set forth above, express no opinion and provide no assurance as to compliance with any federal or state securities law, rule or regulation, and no opinion as to any other law or matter may be inferred or implied.

We hereby consent to the filing of this opinion of counsel as Exhibit 5.1 to the Registration Statement. We also consent to the reference to our Firm under the heading “Legal Matters” in the Prospectus forming a part of the Registration Statement. In giving this consent, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Sincerely,

/s/ Jones Walker LLP

Jones Walker LLP